EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release

Columbus McKinnon Reports Gross Margin Expanded to 31.9%
in Fiscal 2014 Second Quarter

•	Solid operating efficiencies expands gross margin to 31.9%, a 300 basis point improvement over prior-year period; operating margin steady at 8.8%

•	Sales to emerging markets increased to $14.2 million, or 10.2% of sales, up 10.9% from prior-year period

•	Order rate improved sequentially from fiscal 2014 first quarter, up 5%
AMHERST, NY, October 24, 2013 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2014 second quarter which ended September 30, 2013.
Timothy T. Tevens, President and Chief Executive Officer, commented, “We continue to realize the benefits of our lean manufacturing processes and continuous improvement efforts as demonstrated by the level of gross margin we achieved despite lower sales volume. Our growth in Asia, specifically China, continues to outpace the rest of the geographic markets we serve. We are also making excellent progress on the new facilities we are building to better serve that region. The facilities will enable us to compete in China on a better cost basis and provide more capacity to address this important market.”
Net sales for the second quarter of fiscal 2014 were $138.9 million, down $7.6 million, or 5.2%, from the prior-year period as pricing improvements were more than offset by reductions in volume. Volume declines were mostly driven by reduced levels of investment on major capital projects by end users and the continued poor economy in Europe. The net effect of acquisitions and divestitures offset the impact of foreign currency translation.
U.S. sales, which comprised 57% of total sales, were down by $6.1 million, or 7.1%, to $78.9 million compared with the second quarter of fiscal 2013. Lower volume and the impact of the crane business divestiture in August 2012 more than offset pricing improvements.
Sales outside of the U.S. were down $1.6 million, or 2.5%, to $60.0 million, as growth in emerging markets, improved pricing and the $1.4 million contribution from the June 2013 Austrian acquisition were not sufficient to offset lower volume, primarily in Europe. Foreign currency translation had a positive impact of $0.3 million on sales during the quarter.

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

The fluctuation in sales for the second quarter of fiscal 2014 compared with the second quarter of fiscal 2013 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	(11.1)	(7.6)%
Acquisitions & divestitures	(0.3)	(0.2)%
Foreign currency translation	0.3	0.2%
Pricing	3.5	2.4%
Total	$(7.6)	(5.2)%

Improved Gross Margin
Gross profit in the second quarter of fiscal 2014 increased to $44.3 million, up $1.9 million from the prior-year period. Improved pricing net of raw material inflation and acquisitions and divestitures had a positive effect on gross profit. This more than offset the negative impact of lower volume and higher product liability costs resulting from a favorable reserve adjustment in the prior year period. As a percentage of sales, gross margin improved 300 basis points to 31.9% compared with 28.9% for the prior-year period.
Selling expense was $17.3 million, up 5.1%, or $0.8 million, from the same period of the prior year. The recent Austrian acquisition resulted in an increase in selling expense of approximately $1.0 million when compared with the prior year. As a percent of revenue, selling expense was 12.4% compared with 11.2% in the same period last year.
General and administrative (G&A) expense was $14.2 million, up from $12.5 million in the prior-year period. Approximately $0.6 million in costs were non-recurring and included personnel related costs and professional services. As a percent of sales, G&A was 10.2%, compared with 8.6% in the prior-year period.
Operating income in the fiscal 2014 second quarter was down $0.6 million, or 4.9%, to $12.3 million when compared with the second quarter of fiscal 2013. Operating margin of 8.8% was unchanged when compared with the prior-year period.
Income before tax expense was positively impacted by approximately $1.0 million as a result of a gain on the sale of certain equity securities received in an insurance company demutualization when compared with the prior year. The effective tax rate in the 2014 second quarter was 30.6% compared with 15.6% in the prior-year period. The prior-year period effective tax rate was impacted by a valuation allowance on deferred tax assets, primarily in the U.S.
Second quarter fiscal 2014 net income was $7.1 million, or $0.36 per diluted share, down from $8.3 million, or $0.42 per diluted share, in fiscal 2013’s second quarter. Adjusted for the current quarter’s tax rate, the prior-year period’s earnings per diluted share were $0.35. Further details of the reconciliation of GAAP EPS to adjusted EPS are shown on page 10 of this release.
Strong cash position and financial flexibility
Cash provided by operations was $3.6 million in the fiscal 2014 second quarter. Working capital as a percentage of sales was 21.5% at the end of the second quarter of 2014, up from 20.2% at the end of the trailing first quarter of fiscal 2014 on higher inventory related to a new in-stock guarantee customer program and the increase of approximately $2.9 million associated with large engineered projects.
Capital expenditures for the first half of fiscal 2014 were $8.0 million compared with $4.1 million in the prior-year period. Approximately $1.4 million was associated with the implementation of a new enterprise management system. The Company continues to expect fiscal 2014 capital spending to be in the range of $20 million to $25 million which includes new facilities being constructed in China.
Cash and cash equivalents was $111.8 million at September 30, 2013. Gross debt at September 30, 2013 was $152.0 million. Debt, net of cash, was $40.2 million, or 13.4% of net total capitalization, compared with $41.5 million, or 14.4% of net total capitalization, at June 30, 2013.

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

First half fiscal 2014 review
Net sales for the first six months of fiscal 2014 were $277.7 million, down 7.3%, or $21.7 million, from the prior year period. Last year’s sales included the crane business that was divested in August 2012. The net effect of acquisitions and divestitures was a negative $4.1 million in the first half of fiscal 2014. Sales to the U.S., which represented 58% of total sales, were down 8.0% to $160.9 million. Non-U.S. sales decreased by $7.7 million, or 6.2%, in the first six months of fiscal 2014. Foreign currency translation had a $0.1 million positive impact on sales in the first six months of fiscal 2014.
Despite lower sales, gross profit in the first half of fiscal 2014 increased 1.8% while gross margin expanded 280 basis points to 31.6%. Gross margin expansion reflects productivity gains, the net effect of acquisitions and divestitures and pricing.
Selling expenses increased $1.2 million, or 3.7%, to $34.0 million when compared with the first half of fiscal 2013. As a percent of sales, selling expenses were 12.3% in the first half of fiscal 2014 compared with 11.0% in the prior-year period. G&A expenses were $27.0 million, up 1.1% from $26.7 million in the prior-year period. G&A expenses as a percent of sales were 9.7% in the first half of fiscal 2014 compared with 8.9% in the prior-year period.
Operating income for the first six months of fiscal 2014 of $25.7 million was unchanged from the prior-year period while operating margin increased by 70 basis points to 9.3%.
Net income for the first half of fiscal 2014 decreased by $2.5 million, or 15.3%, to $14.1 million due to the prior-period’s unusually low tax rate as a result of a deferred tax asset valuation allowance. Earnings per diluted share for the first six months of fiscal 2014 were down by 16.5% to $0.71 compared with $0.85 for the prior-year period. Adjusted for the first half of fiscal 2014’s tax rate, adjusted earnings per diluted share for the first six months of fiscal 2013 were $0.72. Further details of the reconciliation of GAAP EPS to adjusted EPS are shown on page 10 of this release.
Backlog was $91.9 million at September 30, 2013, slightly lower than $92.0 million at June 30, 2013. Although the time to convert the majority of backlog to sales typically ranges from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months. As of September 30, 2013, project-type backlog of $34.4 million, or 37.4% of total backlog, was scheduled for shipment beyond December 31, 2013. Backlog at September 30, 2013 available for shipment in the quarter ended December 31, 2013 totaled $57.5 million.
Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. In August 2013, U.S. industrial capacity utilization was 76.8%, compared with 75.9% in September 2012, and unchanged from June 2013. Eurozone capacity utilization was 78.3% in the quarter ended September 30, 2013, up from 78.2% during the quarter ended September 30, 2012, and up from 77.5% in the quarter ended June 30, 2013. The Company’s sales tend to lag changes in these indicators by one to two quarters.
Emerging market growth
Mr. Tevens concluded, “Our biggest revenue growth opportunities remain the emerging markets of Latin America, China, Eastern Europe and Africa. We still see strength in targeted North American market verticals of oil & gas, as well as entertainment. Weakness continues in the heavy OEM verticals and general industrial markets in the U.S., while mining and construction markets remain weak around the world. Encouragingly, we are seeing signs of improvement in Western Europe and some initial indications of opportunity with infrastructure investment in the U.S.”
He concluded, “As we look further out, we are focused on driving growth organically through new product development and further developing new markets, as well as making strategic investments that expand our market reach, extend our product offerings and grow market share.”
Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.
Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through November 21, 2013 by dialing 402-220-4169. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at:
http://www.cmworks.com/investors until November 21, 2013. In addition, a transcript of the call will be posted to the website once available.

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	September 30, 2013	September 30, 2012	Change
Net sales	$138,852	$146,472	-5.2%
Cost of products sold	94,592	104,070	-9.1%
Gross profit	44,260	42,402	4.4%
Gross profit margin	31.9%	28.9%
Selling expense	17,281	16,447	5.1%
General and administrative expense	14,167	12,546	12.9%
Amortization	526	489	7.6%
Income from operations	12,286	12,920	-4.9%
Operating margin	8.8%	8.8%
Interest and debt expense	3,372	3,505	-3.8%
Investment income	(276)	(382)	-27.7%
Foreign currency exchange loss	195	190	2.6%
Other (income) expense, net	(1,261)	(173)	628.9%
Income before income tax expense	10,256	9,780	4.9%
Income tax expense	3,134	1,528	105.1%
Net income	$7,122	$8,252	-13.7%

Average basic shares outstanding	19,655	19,419	1.2%
Basic income per share:
Basic income per share	$0.36	$0.42	-14.3%

Average diluted shares outstanding	19,959	19,581	1.9%
Diluted income per share:
Diluted income per share	$0.36	$0.42	-14.3%

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Six Months Ended
	September 30, 2013	September 30, 2012	Change
Net sales	$277,743	$299,485	-7.3%
Cost of products sold	189,992	213,259	-10.9%
Gross profit	87,751	86,226	1.8%
Gross profit margin	31.6%	28.8%
Selling expense	34,028	32,814	3.7%
General and administrative expense	27,017	26,724	1.1%
Amortization	985	988	-0.3%
Income from operations	25,721	25,700	0.1%
Operating margin	9.3%	8.6%
Interest and debt expense	6,743	7,004	-3.7%
Investment income	(492)	(662)	-25.7%
Foreign currency exchange loss (gain)	420	(146)	NM
Other (income) expense, net	(1,172)	(495)	136.8%
Income before income tax expense	20,222	19,999	1.1%
Income tax expense	6,080	3,311	83.6%
Net income	$14,142	$16,688	-15.3%

Average basic shares outstanding	19,587	19,384	1.0%
Basic income per share:
Basic income per share	$0.72	$0.86	-16.3%

Average diluted shares outstanding	19,866	19,546	1.6%
Diluted income per share:
Diluted income per share	$0.71	$0.85	-16.5%

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2013	March 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111,819	$121,660
Trade accounts receivable	76,852	80,224
Inventories	106,392	94,189
Prepaid expenses and other	19,082	17,905
Total current assets	314,145	313,978

Net property, plant, and equipment	69,112	65,698
Goodwill	111,901	105,354
Other intangibles, net	12,906	13,395
Marketable securities	22,612	23,951
Deferred taxes on income	39,084	37,205
Other assets	6,491	7,286
Total assets	$576,251	$566,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$29,466	$34,329
Accrued liabilities	49,319	48,884
Current portion of long-term debt	1,119	1,024
Total current liabilities	79,904	84,237

Senior debt, less current portion	2,327	2,641
Subordinated debt	148,549	148,412
Other non-current liabilities	86,906	91,590
Total liabilities	317,686	326,880

Shareholders’ equity:
Common stock	197	195
Additional paid-in capital	194,634	192,308
Retained earnings	118,333	104,191
ESOP debt guarantee	(346)	(552)
Accumulated other comprehensive loss	(54,253)	(56,155)
Total shareholders’ equity	258,565	239,987
Total liabilities and shareholders’ equity	$576,251	$566,867

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Six Months Ended
	September 30, 2013	September 30, 2012
Operating activities:
Net income	$14,142	$16,688
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	6,324	6,221
Deferred income taxes and related valuation allowance	(1,249)	155
Gain on sale of real estate, investments, and other	(1,543)	(315)
Stock based compensation	1,758	1,649
Amortization of deferred financing costs and discount on debt	436	192
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	5,074	4,618
Inventories	(10,433)	(7,231)
Prepaid expenses	(1,024)	(3,477)
Other assets	684	445
Trade accounts payable	(5,366)	(6,002)
Accrued and non-current liabilities	(7,094)	(5,369)
Net cash used for operating activities	1,709	7,574

Investing activities:
Proceeds from sale of marketable securities	3,724	3,101
Purchases of marketable securities	(2,597)	(1,936)
Capital expenditures	(8,033)	(4,080)
Purchase of business, net of cash acquired	(5,847)	—
Proceeds from sale of assets	—	1,482
Net cash used for investing activities	(12,753)	(1,433)

Financing activities:
Proceeds from stock options exercised	838	219
Net payments under lines-of-credit	—	(51)
Repayment of debt	(295)	(393)
Change in ESOP guarantee	206	213
Net cash provided by (used for) financing activities	749	(12)

Effect of exchange rate changes on cash	454	(675)

Net change in cash and cash equivalents	(9,841)	5,454
Cash and cash equivalents at beginning of year	121,660	89,473
Cash and cash equivalents at end of period	$111,819	$94,927

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2013		September 30, 2012		March 31, 2013
Backlog (in millions)	$91.9		$105.1		$99.0

Trade accounts receivable
days sales outstanding	50.4	days	51.5	days	50.5	days

Inventory turns per year
(based on cost of products sold)	3.6	turns	3.7	turns	4.3	turns
Days' inventory	101.4	days	98.6	days	84.9	days

Trade accounts payable
days payables outstanding	28.3	days	29.6	days	31.1	days

Working capital as a % of sales	21.5%		19.4%		18.3%

Debt to total capitalization percentage	37.0%		46.4%		38.8%

Debt, net of cash, to net total capitalization	13.4%		24.6%		11.2%

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 14	64	63	61	62	250

FY13	63	63	60	62	248

Columbus McKinnon Fiscal 2014 Q2 Gross Margin Expanded to 31.9% in Fiscal 2014 Second Quarter
October 24, 2013

COLUMBUS McKINNON CORPORATION
Reconciliation Adjusted Diluted EPS to GAAP Diluted EPS

Three Months Ended
September 30, 2012

GAAP diluted EPS	$0.42
Adjusted to reflect current quarter’s 30.6% tax rate	$(0.07)
Adjusted diluted EPS	$0.35

Six Months Ended
September 30, 2012

GAAP diluted EPS	$0.85
Adjusted to reflect current year to date’s 30.1% tax rate	$(0.13)
Adjusted diluted EPS	$0.72

Adjusted diluted EPS is defined diluted EPS as reported, adjusted to apply the current quarter’s tax rate.  Adjusted diluted EPS is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s diluted EPS to the historical period’s diluted EPS.